FREEGOLD VENTURES LIMITED

(Formerly International Freegold

Mineral Development Inc.)

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

31 DECEMBER 2003 and 2002

INDEPENDENT AUDITORS’ REPORT

To the Directors of Freegold Ventures Limited:

We have audited the consolidated balance sheets of Freegold Ventures Limited (formerly International Freegold Mineral Development Inc.) (An Exploration Stage Company) as at 31 December 2003 and 2002 and the consolidated statements of changes in shareholders’ equity, loss and cash flows for the years ended 31 December 2003, 2002 and 2001.  These financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and Canada.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at 31 December 2003 and 2002 and the changes in shareholders’ equity, results of its operations and its cash flows for the years ended 31 December 2003, 2002 and 2001 in accordance with Canadian generally accepted accounting principles.

The consolidated statements of loss and cash flows for the period from inception, 22 July 1985, to 31 December 1999 were reported on by other auditors, who issued unqualified opinions.

“Staley, Okada & Partners”

Vancouver, B.C.	STALEY, OKADA & PARTNERS
19 February 2004, except as to Note 4(b) which is as at 31 March 2004	CHARTERED ACCOUNTANTS

Freegold Ventures Limited (Formerly International Freegold Mineral Development Inc.) (An Exploration Stage Company)	Statement 1
Consolidated Balance Sheets
As at 31 December
Canadian Funds

ASSETS	2003	2002
Current
Cash and cash equivalents	$2,665,654	$31,779
Accounts and advances receivable	22,159	9,565
Prepaid expenses and deposits	1,100	-
Portfolio investments (Note 3)	176,479	159,332
	2,865,392	200,676
Restricted Cash – Flow-through (Note 7b(vii))	750,000	-
Mineral Property Costs - Schedule (Note 4)	6,910,017	6,087,177
Property, Plant and Equipment (Note 5)	33,827	33,544
	$10,559,236	$6,321,397

LIABILITIES
Current
Accounts payable	$79,339	$43,438
Due to related parties (Note 6)	-	9,245
Option payment settlement - current (Note 4a(ii))	23,211	24,142
	102,550	76,825

Option Payment Settlement (Note 4a(ii))	19,448	47,328

Contingent Liabilities (Note 4g)
Commitments (Note 10 and 4a(i))

SHAREHOLDERS' EQUITY
Share Capital - Statement 2 (Note 7)
Authorized:
100,000,000 common shares without par value
Issued and fully paid:
26,266,705 (2002 – 14,367,079) shares	29,834,104	24,144,016
Deficit - Statement 2	(19,396,866)	(17,946,772)
	10,437,238	6,197,244
	$10,559,236	$6,321,397

ON BEHALF OF THE BOARD:

             “Harry Barr”                      , Director                             “Bernard Barlin”                          , Director

- See Accompanying Notes -

Freegold Ventures Limited (An Exploration Stage Company)	Statement 2
Consolidated Statement of Changes in Shareholders’ Equity
Canadian Funds

	Common Shares	Amount	Accumulated Deficit	Total
Balance - 31 December 2000	9,096,163	$22,086,571	$(12,839,120)	$9,247,451
Issuance of shares for:
- Property	570,000	229,500	-	229,500
Loss for the year	-	-	(4,271,711)	(4,271,711)
Balance - 31 December 2001	9,666,163	22,316,071	(17,110,831)	5,205,240
Issuance of shares for:
- Cash	3,600,916	1,152,950	-	1,152,950
- Property	1,100,000	436,500	-	436,500
Share issuance costs	-	-	(47,940)	(47,940)
Stock compensation expense	-	238,495	-	238,495
Loss for the year	-	-	(788,001)	(788,001)
Balance - 31 December 2002	14,367,079	24,144,016	(17,946,772)	6,197,244
Issuance of shares for:
- Cash	10,924,936	5,092,738	-	5,092,738
- Property	800,000	336,000	-	336,000
- Finder’s fees	174,690	-	-	-
Share issuance costs	-	-	(272,171)	(272,171)
Stock compensation expense	-	261,350	-	261,350
Loss for the year	-	-	(1,177,923)	(1,177,923)
Balance - 31 December 2003	26,266,705	$29,834,104	$(19,396,866)	$10,437,238

- See Accompanying Notes -

Freegold Ventures Limited (An Exploration Stage Company)	Statement 3
Consolidated Statements of Loss
Canadian Funds

	Cumulative Amounts from 22 July 1985 to
	31 December	Year Ended 31 December
	2003	2003	2002	2001
General and Administrative Expenses
Consulting fees	$1,739,177	$558,931	$331,821	$18,426
Management fees	1,221,908	124,280	97,290	85,200
Travel	1,343,748	97,152	60,872	7,475
Shareholder relations	1,048,389	89,199	18,000	-
Promotion	829,372	71,675	49,449	7,388
Audit and accounting	453,863	58,405	28,142	22,564
Transfer and filing fees	515,726	56,327	57,945	30,691
Office and miscellaneous	519,055	41,569	9,305	3,852
Rent and utilities	456,384	40,015	40,015	40,015
Wages, salaries and benefits	469,078	39,432	-	4,161
Legal	492,436	31,120	12,610	24,491
Vehicle lease	17,098	17,098	-	-
Telephone	404,215	16,414	3,980	-
Amortization	335,612	7,577	9,102	10,883
Insurance	77,960	4,397	1,039	891
Loss Before the Following	(9,924,021)	(1,253,591)	(719,570)	(256,037)

Other Income (Expenses)
Gain on sale of investments	802,198	66,591	49,534	146,855
Interest income	409,317	19,654	955	1,631
Foreign exchange gain (loss), net	(15,781)	11,760	3,367	(1,523)
Interest and bank charges	(92,815)	(3,620)	(5,476)	(3,257)
Write-off of mineral property costs	(9,309,778)	(18,717)	(104,036)	(4,159,380)
Bad debts	(38,132)	-	-	-
Finders’ fee	(41,156)	-	-	-
Write-down of investments	(630,375)	-	(12,775)	-
Property payments received in excess of cost	179,740	-	-	-
Gain on sale of property, plant and equipment	15,325	-	-	-
Miscellaneous income	159,261	-	-	-
	(8,562,196)	(75,668)	(68,431)	(4,015,674)

Loss for the Period	$(18,486,217)	$(1,177,923)	$(788,001)	$(4,271,711)

Loss per Share - Basic and diluted		$(0.06)	$(0.07)	$(0.46)

Weighted Average Number of Shares Outstanding		18,664,625	11,743,797	9,350,668

- See Accompanying Notes -

Freegold Ventures Limited (An Exploration Stage Company)	Statement 4
Consolidated Statements of Cash Flows
Canadian Funds

	Cumulative Amounts from 22 July 1985 to
	31 December	Year Ended 31 December
Cash Resources Provided By (Used In)	2003	2003	2002	2001
Operating Activities
Loss for the period	$(18,486,217)	$(1,177,923)	$(788,001)	$(4,271,711)
Items not affecting cash
Amortization	335,612	7,577	9,102	10,883
Gain on sale of investments	(802,198)	(66,591)	(49,534)	(146,855)
Write-down of investments	630,375	-	12,775	-
Write-off of mineral properties	9,309,778	18,717	104,036	4,159,380
Gain on sale of property, plant and equipment	(15,325)	-	-	-
Stock compensation expense included in consulting fees	499,845	261,350	238,495	-
Changes in non cash working capital	732,168	22,206	8,597	92,024
	(7,795,962)	(934,664)	(464,530)	(156,279)

Investing Activities
Purchase of investments	(1,784,952)	(27,191)	(31,836)	(435)
Proceeds on sale of investments	1,844,996	93,735	100,490	216,725
Mineral property acquisition costs	(3,363,183)	(241,980)	(192,667)	(358,504)
Mineral property deferred exploration costs	(9,652,208)	(320,675)	(344,887)	(77,934)
Option payments received	421,169	40,000	20,000	61,000
Purchase of property, plant and equipment	(377,377)	(7,861)	-	-
Proceeds on sale of property, plant and equipment	41,336	-	-	-
Option payment liability settlement	(52,909)	(28,811)	(24,098)	-
	(12,923,128)	(492,783)	(472,998)	(159,148)

Financing Activities
Advances from (to) related parties	-	(9,245)	(79,297)	88,542
Loans from (repayments to) related parties	-	-	(63,995)	63,995
Share capital issued	25,109,743	5,092,738	1,152,950	-
Share issuance costs	(910,649)	(272,171)	(47,940)	-
Treasury shares	(64,350)	-	-	-
	24,134,744	4,811,322	961,718	152,537

Net Increase (Decrease) in Cash	3,415,654	3,383,875	24,190	(162,890)
Cash position - Beginning of period	-	31,779	7,589	170,479
Cash Position - End of Period	$3,415,654	$3,415,654	$31,779	$7,589

Cash Position Consists of:
Cash and cash equivalents	$2,665,654	$2,665,654	$31,779	$7,589
Restricted cash – flow-through	750,000	750,000	-	-
	$3,415,654	$3,415,654	$31,779	$7,589

Supplemental Disclosure of Non-Cash Investing and Financing Transactions
Shares issued or for mineral property	$(3,637,364)	$(336,000)	$(436,500)	$(229,500)
Shares issued for debt	$(663,429)	$-	$-	$-
Shares issued for equipment	$(18,073)	$-	$-	$-
Option payments received in shares	$64,700	$17,100	$32,600	$15,000
Stock compensation expense included in share capital	$(499,895)	$(261,350)	$(238,495)	$-

- See Accompanying Notes -

Freegold Ventures Limited (An Exploration Stage Company)	Schedule 1a
Consolidated Schedules of Mineral Property Costs
For the Years Ended 31 December
Canadian Funds

	2003	2002
Direct
Golden Summit Property, Alaska, USA
Acquisition costs
Treasury shares - option payments	$-	$70,000
Cash - option payments	77,000	86,367
	77,000	156,367
Deferred exploration expenditures
Drilling	71,191	10,565
Geological and field expenses	68,249	53,543
Engineering and consulting	46,043	77,996
Mineral property fees	37,029	35,794
Assaying	11,236	18,005
	233,748	195,903
Total	310,748	352,270
Union Bay Property, Alaska, USA
Acquisition costs
Treasury shares – finder’s fee	-	10,500
Cash payments - staking	56,316	-
	56,316	10,500
Deferred exploration expenditures
Assaying	24,574	-
Geological and field expenses	5,909	2,414
Mineral property fees	2,737	61,387
	33,220	63,801
Shares - option payments received	(17,100)	(15,000)
Cash - option payments received	(20,000)	-
Total	52,436	59,301

Balance Forward	$363,184	$411,571

- See Accompanying Notes -

Freegold Ventures Limited (An Exploration Stage Company)	Schedule 1b
Consolidated Schedules of Mineral Property Costs
For the Years Ended 31 December
Canadian Funds

	2003	2002
Balance Carried Forward	$363,184	$411,571
Rob Property, Alaska, USA
Acquisition costs
Treasury shares - option payments	210,000	210,000
Cash - option payments	16,875	21,450
	226,875	231,450
Deferred exploration expenditures
Mineral property fees	15,218	12,921
Engineering and consulting	10,587	14,488
Geological and field expenses	3,055	17,087
Wages	2,450	10,971
Assaying	847	5,774
	32,157	61,241
Total	259,032	292,691

Yeager Property, Alaska, USA
Acquisition costs
Treasury shares - option payments	126,000	126,000
Cash - option payments	-	39,500
Total	126,000	165,500

Liberty Bell Property, Alaska, USA
Acquisition costs
Cash payments - staking	30,015	-
Total	30,015	-

Balance Forward	$778,231	$869,762

- See Accompanying Notes -

Freegold Ventures Limited (An Exploration Stage Company)	Schedule 1c
Consolidated Schedules of Mineral Property Costs
For the Years Ended 31 December
Canadian Funds

	2003	2002
Balance Carried Forward	$778,231	$869,762
Almaden Property, Idaho, USA
Acquisition costs
Cash - option payments	23,058	25,350
	23,058	25,350
Deferred exploration expenditures
Mineral property fees	19,286	21,490
Geological and field expenses	2,023	2,212
Engineering and consulting	242	240
	21,551	23,942
Total	44,609	49,292

PGM Properties, Sudbury Region, Ontario, Canada
Acquisition costs
Cash - option payments	20,000	20,000
Treasury shares - option payments	-	20,000
	20,000	40,000

Recovery - cash option payments received	(20,000)	(20,000)
Recovery - share option payment received	-	(17,600)
	(20,000)	(37,600)
Total	-	2,400

General Exploration and Property Examinations
Engineering and consulting	15,414	-
Geological and field expenses	3,110	-
Assaying	193	-
Total	18,717	2,400

Costs for the Year	841,557	921,454
Balance - Beginning of year	6,087,177	5,269,759
Write-off of mineral property costs	(18,717)	(104,036)
Balance - End of Year	$6,910,017	$6,087,177

- See Accompanying Notes -

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

1.

Significant Accounting Policies

a)

Consolidation

These consolidated financial statements include the accounts of the company’s wholly owned subsidiaries, Freegold Recovery, USA, Ican Minerals, Inc. ("Ican") and Canu Resources, Inc. ("Canu").  All subsidiaries are U.S. corporations which are involved in mineral property exploration.  They have been accounted for under the purchase method.

b)

Cash and Cash Equivalents

For purposes of reporting cash flows, the company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with remaining maturities at point of purchase of 90 days or less.  The company places its cash and cash equivalents with institutions of high-credit worthiness.

c)

Portfolio Investments

Portfolio Investments are recorded at the lower of cost or market value.  Portfolio investments are written down to market value when the decline in market value is deemed to be other than temporary.

d)

Mineral Properties and Deferred Exploration Expenditures

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold costs and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment. If put into production, the costs of acquisition and exploration will be written off over the life of the property, based on estimated economic reserves. Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period. If a property is abandoned, the property and deferred exploration costs will be written off to operations.

The costs capitalized for mineral properties are reviewed on a property-by-property basis to consider if there is any impairment on the subject property. When the carrying value of the property exceeds the net estimated recoverable amount for that property a provision is made for impairment in value. The net realizable value is determined based on identifiable geological reserves, joint venture expenditures or commitments or the company’s assessment of its ability to sell the property for its carrying value.

The recorded costs do not necessarily reflect present or future values of the mineral properties.

When the company acquires or disposes of a property subject to an option agreement the option is exercisable at the option of the optionee and as such option payments payable or receivable are not recorded relating to requirements under the subject option agreement. Option payments and expenditures are recorded as mineral property costs when the payments are made or the expenditures are completed.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

1.

Significant Accounting Policies - Continued

d)

Mineral Properties and Deferred Exploration Expenditures - Continued

Title to mineral properties involves inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently unreliable conveyancing history characteristic of many mineral properties.  The company has investigated title to all of its mineral properties and, to the best of its knowledge, all of its properties are in good standing.

The Canadian Generally Accepted Accounting Principles (“GAAP”) for mineral property costs are promulgated in the Canadian Institute of Chartered Accountants (“CICA”) Handbook (“Handbook”). Certain sections of the Handbook allow classification as tangible assets and a certain section allows classification as an intangible asset. The company has chosen to classify its mineral property costs as tangible assets in accordance with its interpretation of GAAP. The company believes that its interpretation of GAAP is appropriate and consistent with Canadian GAAP.

The alternative interpretation of GAAP would provide for capitalization of costs relating to mineral properties as an intangible asset at the time of its acquisition. For companies in the exploration stage the excess of the carrying value over the residual value would be amortized over the period of the subject option agreement, the period in which the company expects to complete its exploration programs or to sell, develop or further explore the underlying properties.

The CICA may provide additional guidance in the future that may clarify this situation and such guidance, if promulgated, may change the company’s current method of accounting for the mineral property expenditures. Until such guidance is available the company expects to continue its accounting policy of treating such costs as tangible assets.

If the company had chosen to account for these costs as intangible assets and amortized these costs on a straight line basis over either (a) the term of the agreement, (b) the period expected to complete its exploration programs or (c) the period to convert, develop or further explore the underlying mineral properties the company’s financial statements would change as follows:

	2003	2002
Mineral Properties – as tangible assets	$6,910,017	$6,087,177
Mineral Properties – as intangible assets - costs	$6,910,017	$6,087,177
Mineral Properties – as intangible assets – accumulated amortization	(5,851,112)	(5,248,739)
Intangible assets - net	$1,058,905	$838,438

Net loss for the year as reported	$(1,177,923)	$(788,001)
Amortization of intangible assets	(602,373)	(529,703)
Write-off of mineral properties as reported	18,717	104,036
Loss for the year	$(1,761,579)	$(1,213,668)
Loss per share – Basic and diluted	$(0.09)	$(0.10)

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

1.

Significant Accounting Policies - Continued

e)

Environmental Expenditures

The operations of the company may in the future be affected from time to time in varying degree by changes in environmental regulations, including those for future removal and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the company vary greatly and are not predictable.  The company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

f)

Amortization

The company provides for amortization on its property, plant and equipment at 20% - 30% on a declining balance method.  One half of the rate is applied in the year of acquisition.

g)

Share Capital

i)

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the company.

ii)

Share capital issued for non-monetary consideration is recorded at an amount based on fair market value reduced by an estimate of transaction costs normally incurred when issuing shares for cash, as determined by the board of directors of the company.

h)

Stock Based Compensation - Change in Accounting Policy

The company adopted the recommendations of CICA Handbook Section 3870, stock based compensation and other stock-based payments, effective to all awards granted on or after 1 January 2002. This established standards for the recognition, measurement and disclosure of stock based compensation and other stock based payments made in exchange for goods and services.

As encouraged by CICA Handbook Section 3870 the company has enacted prospectively early adoption of the fair value based method of accounting for awards issued to employees for the fiscal year beginning 1 January 2003.

The new standard requires that all stock-based awards made to employees and non-employees be measured and recognized using a fair value based method.  In prior years, stock-based compensation expense was only recognized when stock-based compensation awards were made to non-employees, while pro-forma disclosure was acceptable for awards made to employees.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

1.

Significant Accounting Policies - Continued

i)

Loss per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the "if converted" method.  The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

j)

Income Taxes

Income taxes are accounted for using the asset and liability method.  Future taxes are recognized for the tax consequences of "temporary differences" by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.  The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

k)

Foreign Currency Translation

The accounts of the company's foreign operations have been translated into Canadian dollars as follows:

  Monetary assets and liabilities at year-end rates,

  All other assets and liabilities at historical rates, and

  Revenue and expense and exploration and development items at the average rate of exchange prevailing during the year.

Exchange gains and losses arising from these transactions are reflected in income or expense in the year that they occur.

l)

Management's Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

2.

Fair Value of Financial Instruments

The company’s financial instruments consist of cash and cash equivalents, accounts and advances receivable, portfolio investments, restricted cash, accounts payable, amounts due to related parties, and option payment settlement.  Unless otherwise noted, it is management’s opinion that the company is not exposed to significant interest, currency or credit risks arising from the financial instruments.  The fair value of these financial instruments approximates their carrying value due to their short-term maturity or capacity of prompt liquidation.

The company is exposed to currency risk on its acquisition and exploration expenditures on its U.S. properties since it has to convert Canadian dollars raised through equity financing in Canada to U.S. dollars.  The company’s expenditures are negatively impacted by increases in the U.S. versus the Canadian dollar.

3.

Portfolio Investments

Details are as follows:

	2003				2002
	Number of Shares	% Owned	Book Value	Market Value	Book Value
Pacific North West Capital Corp. (“PFN”)	350,400	1.3%	$111,756	$343,392	$109,914
CanAlaska Ventures Ltd. (“CVV”)	312,400	1.3%	63,223	106,216	43,418
Quaterra Resources Inc. (“Quaterra”)	25,000	0.0%	1,500	15,000	6,000
			$176,479	$464,608	$159,332

The above investments have been accounted for using the cost method.  PFN, CVV and the company are companies with certain directors in common.  During the year, the company had a net gain on sale of investments of $66,591 (2002 - $49,534) of which a gain of $48,305 (2002 - $58,626) was due to the sale of PFN shares and a gain of $18,286 (2002 - $NIL) was due to the sale of Quaterra shares.  The maximum percentage owned of PFN or CVV by the company at any time during the year was less than 2% (2002 - 3%).

4.

Mineral Property Costs

Details are as follows:

	Acquisition	Deferred Exploration	Total 2003	Total 2002
Golden Summit Property	$168,603	$4,715,366	$4,883,969	$4,573,220
Union Bay Property	110,658	124,405	235,063	182,627
Rob Property	458,325	93,398	551,723	292,691
Yeager Property	291,500	-	291,500	165,500
Liberty Bell Property	30,015	-	30,015	-
Almaden Property	625,056	45,492	670,548	625,940
PGM Properties	98,650	148,549	247,199	247,199
$1,782,807	$5,127,210	$6,910,017	$6,087,177

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

a)

Golden Summit Property, Alaska, U.S.A.

By various agreements dated from 1 December 1992 to 9 May 1997, the company acquired from Fairbanks Exploration Inc. (“FEI”) certain mineral claims in the Fairbanks Mining District of Alaska known as the Golden Summit Property subject to a 7% working interest held in trust for FEI by the company.  The property is controlled by the company through long-term lease agreements or outright claim ownership.  As consideration for the property, the company agreed to:

  Issue 100,000 shares of the company (issued in 1997);

  Issue 100,000 shares of the company for each U.S. $1,000,000 in expenditures spent on the property including all underlying lease obligations since 9 May 1997 to an aggregate of 500,000 shares.  As at 31 December 2003, the company had spent approximately U.S. $3,400,000 on the property since 9 May 1997 (100,000 shares issued in 1998, 100,000 shares issued in 1999 and 100,000 shares issued in 2001);

  Expend a minimum of U.S. $1,767,000 of exploration expenditures on the property before the year 2000 (completed);

  Make all required lease payments to underlying lessors (Note 4a(i-iii)).

The company will fund 100% of the project until commercial production is achieved at which point FEI will be required to contribute 7% of any approved budget.  The property is subject to a 2% Net Smelter Royalty (“NSR”).  The company has a 30 day right of first refusal in the event that the 7% working interest of FEI or the NSR is to be sold.  The Company can also purchase the NSR at any time following commercial production, based on its net present value as determined by mineable reserves.

Underlying Leases

(i)

Keystone Claims

By agreement dated 17 May 1992 and amended 15 May 2000 and 30 November 2001, the company agreed to make advance royalty payments as follows:

		U.S. Funds
1992 – 1998 (U.S. $15,000 per year)		$105,000	(paid)
2000		$50,000	($25,000 paid in cash and $25,000 with 58,898 treasury issued)
2001	$	*50,000	(treasury shares issued)
2002		$50,000	(paid)
2003		$50,000	(paid)
2004 – 2006 (U.S. $50,000 per year)		$150,000
2007 – 2019 (U.S. $150,000 per year)		$1,950,000

*  This advance royalty payment was settled by issuing 250,000 shares.  These shares were issued during the year ended 31 December 2002.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

a)

Golden Summit Property, Alaska, U.S.A. - Continued

Underlying Leases - Continued

(i)

Keystone Claims - Continued

An amendment signing bonus of U.S. $50,000 was paid 1 October 2000.  Until 2006, if the company terminates the agreement prior to 1 April of any year, the company's obligation will be the completion of any reclamation work.  If the company terminates the agreement after 1 April of any year, all obligations must be fulfilled for the calendar year in which the option is terminated.  Advance royalty payments may be made in cash, shares or a combination thereof.

During the exploration stage and before commencement of production, the company is required to incur minimum exploration expenditures of U.S. $50,000 per year from 2000 to 2006 if the average price of gold exceeds U.S. $300 per ounce in the last quarter of each proceeding year, therefore a minimum expenditure of U.S. $50,000 is required for 2004, as the average price of gold during the last three months of 2003 was above U.S. $300 an ounce.  If the work commitment is not met, in whole or part, in any calendar year, the company must pay the lessor the difference between the value of the work incurred and U.S. $50,000.

The leased property is subject to a 3% NSR.

(ii)

Vetter / McKibben Claims

By lease agreement dated 1 July 1986 and amended 23 July 1991 and 22 September 1997, the company agreed to make annual advance royalty payments from 1986 to 2003.

During the 1999 fiscal year, the company terminated the lease agreement and accordingly all direct acquisition costs have been written off.  The lessors made a claim against the company for U.S. $250,000 plus costs and punitive damages, being the payment due under the lease for 1999.  During the prior year, the dispute was settled.  The company agreed to pay U.S. $160,000 of which U.S. $100,000 was paid during 2001.  The remaining U.S. $60,000 will be paid over the next four years at U.S. $15,000 per year commencing in fiscal 2002.  As at 31 December 2003, U.S. $30,000 remains to be paid of which U.S. $15,000 is classified (CDN $23,211) as current and U.S. $15,000 (CDN $19,448) is classified as long term.

(iii)

Newsboy Claims

By lease agreement dated 28 February 1986 and amended 26 March 1996, the company assumed the obligation to make advance royalty payments of U.S. $2,500 per year until 1996 (paid) and U.S. $5,000 per year thereafter (paid to date).  The claims are subject to a 4% NSR which the company has an option to purchase for the greater of the current value or U.S. $1,000,000, less all advance royalty payments made.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

b)

Yeager Property, Alaska, USA

Pursuant to an agreement dated 9 July 2002 and amended 31 March 2004, the company has the option to earn a 100% interest in certain mineral claims, in the Fairbanks Mining District, Alaska, known as the Yeager Property.

As consideration, the company shall, at its option, make the following payments and issue shares as follows:

	U.S. Funds	Shares
- Upon execution of the agreement (paid)	$12,500	-
- Earlier of 1 October 2003 and approval date (paid/issued)	12,500	300,000
- On or before 1 July 2003 (issued)	-	300,000
- On or before 1 April 2004	10,000	-
- On or before 1 July 2004	10,000	300,000
- On or before 1 July 2005	15,000	-
- On or before 1 July 2006	25,000	-
- On or before 1 July 2007	50,000	-
- On or before 1 July 2008	50,000	-
	$185,000	900,000

In addition, the company must issue an additional 500,000 shares once the company has expended an aggregate of U.S. $1 million on the property.  The optionor retains a 2% NSR of which the company may purchase half (1%) for U.S. $1,000,000.

c)

Union Bay Property, Alaska, U.S.A.

The company acquired certain mineral claims known as the Union Bay Property, in Alaska, U.S.A., by way of staking.

(i)

By agreement dated 17 April 2001, the company granted to Quaterra Resources Inc. ("Quaterra"), an option to earn a 50% interest in the property.

As consideration Quaterra was to pay U.S. $100,000 ($30,000 received), issue 200,000 Quaterra shares (received) and incur U.S. $1,000,000 in exploration expenditures.

A finder’s fee of 25,000 shares of the company was paid on this agreement.

During the year ended 31 December 2002, Quaterra terminated the agreement.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

c)

Union Bay Property, Alaska, U.S.A. - Continued

(ii)

By agreement dated 1 October 2002 and amended 2 April 2003, the company granted to Pacific North West Capital Corp. (“PFN”), a company with certain directors and officers in common, an option to earn a 70% interest in the property.

To earn a 50% interest, PFN, at its option, must subscribe to purchase a private placement of $165,000 (completed in the prior year) and must make cash payments, issue shares and incur exploration expenditures as follows:

	Payments	Shares	Exploration Expenditures
- Within 5 days from approval date (issued)	$-	30,000	$-
- On or before 1 July 2003 (received / completed)	20,000	-	30,000
- On or before 30 January 2004 *	-	30,000	-
- On or before 1 July 2004	20,000	-	30,000
- On or before 1 July 2005	30,000	-	340,000
- On or before 1 July 2006	30,000	-	600,000
	$100,000	60,000	$1,000,000

* Shares received subsequent to the year-end.

Upon vesting with a 50% interest PFN may elect within 45 days to increase its interest to 60% by completing a feasibility study within 12 months of having vested.  Upon vesting with a 60% interest, PFN may elect within 90 days to earn a 70% interest in the property by placing the property into commercial production within two years of the date of election.  In the event the bankable feasibility study indicates an internal rate of return (“IRR”) in excess of 15%, PFN agrees to make cash payments in the amount of $50,000 per year for each year the project is delayed from being placed into commercial production.

PFN is responsible for the annual rents due on the property.  These rental payments shall be made on or before 1 August of each year the agreement is in effect.

Under an amendment dated 2 April 2003, in the event a major mining company elects to participate in the project before PFN vests with a 50% interest, and subsequently vests with an interest in the property, the company and PFN shall each, at the time of vesting, be deemed to hold a 50% interest in the property and PFN shall relinquish its right to earn a 60% or 70% interest.  PFN will then issue shares to the value of $100,000 to the company within 15 days of PFN becoming vested. The shares will be issued at a price equivalent to the volume weighted five-day average price preceding the vesting date.  In addition, PFN will receive 100% of the first U.S. $60,000 received in cash payments from any third party agreement with subsequent payments divided equally between the company and PFN.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

c)

Union Bay Property, Alaska, U.S.A. - Continued

iii)

Joint Venture Agreement

By agreement dated 21 May 2003 with Lonmin PLC (“Lonmin”) (a major mining company), the company and PFN optioned for up to a 70% interest in the Union Bay platinum project.  Under the agreement, Lonmin must incur, at its option, exploration expenditures of U.S. $815,000 (completed) in 2003 and a minimum of U.S. $1,000,000 per year in 2004, 2005 and 2006 and U.S. $750,000 for each year thereafter.  Lonmin may earn the 70% interest in the project by delivering a full feasibility study.  Upon the decision, by the management committee to proceed to place the project into commercial production, Lonmin will arrange 100% of the required financing on terms acceptable to all parties.  Following commencement of commercial production, the company and PFN will each repay their share of the exploration costs and contribute pro rata to operating costs.  PFN is the operator of the project during the exploration phase.

d)

Rob Property, Alaska, USA

By agreement dated 9 July 2002 the company has the option to earn a 100% interest in a 20-year lease on certain mineral claims located in the Good Paster Mining district, Alaska, known as the Rob Property.

As consideration, the company shall, at its option, make the following payments and issue shares as follows:

	U.S. Funds	Shares
- Upon execution of the agreement (paid)	$7,000	-
- Earlier of 1 September 2002 an approval date (paid/issued)	7,000	500,000
- On or before 1 July 2003 (paid/issued)	2,500	500,000
- On or before 1 July 2004	2,500	-
- On or before 1 July 2005	2,500	-
- On or before 1 July 2006	2,500	-
- On or before 1 July 2007	2,500	-
- On or before 1 July 2008	2,500	-
	$29,000	1,000,000

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

d)

Rob Property, Alaska, U.S.A. - Continued

The company is also responsible to make payments for an underlying agreement with the vendor as follows:

U.S. Funds
- On or before 1 July 2003 (paid)	$10,000
- On or before 1 July 2004	10,000
- On or before 1 December 2005	15,000
- On or before 1 December 2006	20,000
- On or before 1 December 2007	25,000
$80,000

In addition, the company is also required to expend a total of U.S.$1,000,000 in exploration expenditures on the property prior to 31 December 2008.  Minimum work in any given year shall not be less than U.S. $10,600 per year. Should the company fulfill this U.S.$1,000,000 exploration expenditure requirement, an additional 500,000 shares of the company must be issued.

Commencing 1 December 2008 annual advance royalty payments must be made depending on the average gold price for the proceeding year as follows:

Gold Price Per Ounce	Annual Royalty Payment
Less than U.S. $350	U.S. $30,000
U.S. $350 to U.S. $400	U.S. $40,000
More than U.S. $400	U.S. $50,000

The vendor shall retain a 1% NSR, which shall vary according to the London gold price for the preceding six-month period as follows:  1% for a gold price less than U.S. $300, 1.5% for gold prices between U.S. $301 and $350, and 2% for gold prices greater than U.S. $350.  The NSR may be purchased for U.S. $500,000 for each percentage point.  An undivided 100% interest in the Property may be purchased for U.S. $1.5 million.

The optionor retains a 1% NSR which the company may purchase for U.S. $1,000,000.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

e)

Rainbow Hill Property, Alaska, U.S.A.

By agreement dated 28 August 2003 the company can acquire, from CanAlaska Ventures Ltd. (“CVV”), a company with certain directors and officers in common, up to a 65% interest in certain mineral claims known as the Rainbow Hill Property located in Valdez Mining District central Alaska.  To acquire a 50% interest in the property, the company must, at its option, complete the following:

	Issue Shares	Cash Payments	Incur Exploration Expenditures
Upon execution of the agreement *	-	$10,000	$-
Within 5 days of regulatory approval **	50,000	-	-
On or before 31 December 2003 *		20,000	10,000
On or before one year from regulatory approval	50,000	-	-
On or before 31 December 2004	-	30,000	150,000
On or before two years from regulatory approval	50,000	-	-
On or before 31 December 2005	-	50,000	250,000
On or before three years from regulatory approval	50,000	-	-
On or before 31 December 2006	-	50,000	450,000
On or before four years from regulatory approval	50,000	-	-
On or before31 December 2007	-	-	550,000
On or before five years from regulatory approval	50,000	-	-
On or before31 December 2008	-	-	590,000
	300,000	$160,000	$2,000,000

*  These cash payments and exploration expenditures have not been paid/incurred since the company and CVV have not yet received regulatory approval.

**  50,000 shares were issued in error during the year.  Subsequent to year-end, these shares were cancelled and returned to treasury.  Accordingly, these shares were not included in the share capital balance as at 31 December 2003.

The company will be the operator of the project and is responsible for the annual rents due on the property.  Once vested, the company may increase its interest to 60% by completing a feasibility study within two years.  An additional 5% may be earned by commencing commercial production two years after a positive feasibility study.  In the event that a bankable feasibility study indicates an internal rate of return in excess of 15%, the company will be required to make cash payments of $250,000 per year for each year the project is not put into commercial production.

In the event that a major mining company (“Major”) elects to participate in the project before the company vests with a 50% interest (with the Company having expended less that U.S. $1,000,000), the company will issue up to a million shares to CVV.  In the event that a Major elects to participate in the project before the company vests with a 50% interest, and after the company expended U.S. $1,000,000 but has not expended U.S. $2,000,000, the company will issue up to 750,000 shares to CVV.

This agreement is subject to regulatory approval.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

f)

Liberty Bell Property, Alaska, U.S.A.

The Company acquired by staking 48 one hundred sixty-acre state mining claims plus 46 forty-acre state mining claims in the Bonnifield Mining District, Nenana Recording District, Alaska.

g)

Almaden Property, Washington County, Idaho, U.S.A.

By agreement dated 13 December 1995 and various amendments, the company purchased a 60% interest in certain mineral claims located in Washington County, Idaho, known as the Almaden Property.  As consideration, the company paid U.S. $250,000 to underlying optionors, issued 4,621,714 common shares and completed a feasibility study.  A feasibility report dated July 1997 indicates a proven and recoverable gold resource of approximately 526,000 ounces of gold based on production over a six-year period.  The report uses an 18.9% discounted cash flow rate of return and a gold selling price of U.S. $364 per ounce.

Pursuant to the company submitting a feasibility report, the company entered into a joint venture agreement whereby 60% of all further costs spent on the property are the responsibility of the company.  The joint venture assumed the requirements to pay U.S. $250,000 to underlying optionors (paid), U.S. $4 per month for each acre acquired (approximately U.S. $10,000 per year [paid to date]) and U.S. $24,000 per year (U.S. $6,000 annually [paid to date] and the remaining U.S. $18,000 is deferred for payment upon commencement of commercial production).  The U.S. $18,000 annual contingent liability has not been recorded in these financial statements due to the uncertainty of going into commercial production.  This accumulated contingent liability for lease payments due on commencement of commercial production is U.S. $396,000.

By agreement dated 17 April 2001, the company acquired the remaining 40% portion of the joint venture interest and 100% of the shares of Ican Minerals, Inc. ("Ican") and Canu Resources, Inc. ("Canu") for 500,000 shares of the company (issued). The company now owns a 100% interest in the Almaden Property, subject to underlying lease agreements.  The issued shares are subject to a voluntary pooling and voting agreement.  Under this agreement, the company's representative has a three-year voting trust with 100% of the shares in the first year, 75% in the second year and 50% in the third year.  The shares shall be eligible for release as to 1/3 in each year, and each released amount shall be available for sale as to 25% each quarter.  Using the recent purchase price as the imputed value, management, for conservative purposes, wrote down the Almaden Property to $576,648 during the 2001 year.

The property is subject to a production royalty of 4% of net returns and a 1% NSR if the average price of gold is less than U.S. $425 per ounce and 2% if the average price of gold is equal to or greater than U.S. $425 per ounce.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

4.

Mineral Property Costs - Continued

h)

PGM A Property, Sudbury Region, Ontario, Canada

By various agreements dated between 6 March and 19 December 2000, the company acquired a property in the Sudbury region, Ontario known as the PGM A Property.  To exercise this option, the company made cash payments of $100,000 and issued 300,000 common shares.  In addition, the company incurred minimum exploration expenditures of $50,000 on the property by
15 December 2000.  The Company is required to issue a further 100,000 shares to the optionor upon the completion of a bankable feasibility study.

The property is subject to a 3% NSR.   The company has the right to purchase up to 2% NSR of the NSR for $3,000,000.  The first 1% for $1,000,000 and the second 1% for $2,000,000.

By letter agreement dated 16 November 2001, the company granted to PFN, a company with certain directors in common, an option to earn a 70% interest in PGM A for cash payments of $55,000, issuance of 20,000 PFN shares and exploration expenditures on the property of $55,000 (all requirements complete).

PFN has the right to purchase an additional 30% interest in the property by paying to the company $750,000.  The company and PFN will share the NSR buyout privileges in proportion to their respective interests.

5.

Property, Plant and Equipment

Details are as follows:

	Cost	Accumulated Amortization	2003 Net Book Value	2002 Net Book Value
Automotive equipment	$32,744	$(32,170)	$574	$821
Office equipment	169,188	(135,935)	33,253	32,723
	$201,932	$(168,105)	$33,827	$33,544

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

6.

Related Party Transactions

Except as noted elsewhere in these consolidated financial statements, related party transactions are as follows:

a)

As at 31 December 2003, amounts due to related parties consists of $NIL (2002 - $9,245) owing to companies controlled by a director and officer.  These amounts were incurred in the ordinary course of business, are non-interest bearing, unsecured and due on demand.

b)

During the year, management fees of $124,800 (2002 - $97,290) were paid to a director and officer.

c)

During the year, consulting fees of $26,876 (2002 - $7,814) were paid to a director and officer.

d)

During the year, accounting fees of $35,315 (2002 - $600) were paid to a director and an officer.

e)

During the year, rent of $40,015 (2002 - $40,015) was paid to a company controlled by a director and officer.

f)

During the year, consulting fees of $34,900 (2002 - $34,500) were paid to a director.

7.

Share Capital

a)

By a Special Resolution passed 14 June 2001, the company changed its name from International Freegold Mineral Development Inc. to Freegold Ventures Limited.  The company also consolidated its share capital on a one new share for four old shares basis.  The authorized share capital of the company was increased to 100,000,000 common shares without par value.

All shares shown in these financial statements are presented on a post-consolidation basis for consistency purposes.

b)

Private Placements

During the year, the company issued 10,674,097 special warrants and/or units through private placements for gross proceeds of $4,975,710 as follows:

i)

1,038,860 units consisting of one common share and one non-transferable share purchase warrant for gross proceeds of $418,877.  Each whole warrant entitles the holder to purchase one additional common share of the company at a price of $0.45 for non-arm’s-length parties and $0.50 for arm’s-length parties expiring 18 July 2004.  A total of 203,659 units were purchased by related parties.

ii)

1,989,500 special warrants converted to one common share and one-half non-transferable share purchase warrant for gross proceeds of $895,275.  Each whole warrant entitles the holder to purchase one additional common share of the company at a price of $0.55 expiring 20 September 2004.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

7.

Share Capital - Continued

b)

Private Placements - Continued

iii)

255,697 special warrants converted to one common share and one-half non-transferable share purchase warrant for gross proceeds of $117,544.  Each whole warrant entitles the holder to purchase one additional common share of the company at a price of $0.49 for non-arm’s-length parties and $0.55 for arm’s length parties expiring 5 December 2004. A total of 62,000 units were purchased by related parties.

iv)

3,977,232 units consisting of one common share and one-half non-transferable share purchase warrant for gross proceeds of $1,789,754.  Each whole warrant entitles the holder to purchase one additional common share of the company at a price of $0.55 expiring 21 October 2004. A total of 806,121 units were purchased by companies controlled by related parties.  The company issued 122,800 units as a finder’s fee to a third party for this placement.

v)

1,383,999 units consisting of one common share and one-half non-transferable share purchase warrant for gross proceeds of $622,800.  Each whole warrant entitles the holder to purchase one additional common share of the company at a price of $0.55 expiring
21 November 2004.

vi)

838,333 units consisting of one common share and one-half non-transferable share purchase warrant for gross proceeds of $381,460.  Each whole warrant entitles the holder to purchase one additional common share of the company at a price of $0.55 expiring 21 November 2004. A total of 42,100 units were purchased by related parties.

vii)

1,190,476 flow-through units consisting of one flow-through common share and one-half non-flow-through, non-transferable share purchase warrant for gross proceeds of $750,000.  Each whole warrant entitles the holder to purchase one additional common share of the company at a price of $0.70 expiring 18 December 2004.  The company issued 51,890 units as a finder’s fee to third parties for this placement.

Flow-through shares are shares issued by a company that incurs certain resource expenditures and then renounces them for Canadian tax purposes.  This allows the expenditures to flow through to the subscriber for tax purposes.  The subscribers may in turn claim the expenditure as a deduction on their personal or corporate tax returns.

The total amount of funds raised through the issuance of flow-through shares must be spent on qualifying mineral exploration.  The use of proceeds from flow-through shares is restricted to certain Canadian Exploration Expenditures under Canadian Income Tax Legislation.  Restricted Cash – Flow-Through represents funds that have not been spent as at the balance sheet date.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

7.

Share Capital - Continued

a)

Exercise of Warrant and Options

i)

During the year, 190,839 warrants were exercised for gross proceeds of $87,028.

ii)

During the year, 60,000 options were exercised for gross proceeds of $30,000.

b)

Share Purchase Warrants

As at 31 December 2003, the following share purchase warrants are outstanding:

	Number	Price per Share	Expiry Date
Warrants	1,164,286	$0.48 or $0.60	18 May 2004 18 May 2005
	65,833	$0.45	17 June 2004
	374,625	$0.50	17 June 2004
	1,366,500	$0.48 or $0.60	5 July 2004 5 July 2005
	33,334	$0.45	18 July 2004
	474,471	$0.50	18 July 2004
	25,000	$0.47	19 September 2004
	994,750	$0.55	20 September 2004
	25,000	$0.47	19 October 2004
	1,988,612	$0.55	21 October 2004
	61,400	$0.55	22 October 2004
	25,000	$0.47	19 November 2004
	1,318,764	$0.55	21 November 2004
	160,222	$0.55	27 November 2004
	31,000	$0.49	5 December 2004
	96,848	$0.55	5 December 2004
	620,238	$0.70	18 December 2004
	25,000	$0.47	19 December 2004
	25,000	$0.47	19 February 2005
	25,000	$0.47	19 March 2005
	12,500	$0.47	19 April 2005
	25,000	$0.47	19 December 2005
	8,938,383

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

7.

Share Capital - Continued

e)

Share Purchase Options

The company has established a share purchase option plan whereby the board of directors, may from time to time, grant options to directors, officers, employees or consultants.  Options granted must be exercised no later than five years from date of grant or such lesser period as determined by the company’s board of directors.  The exercise price of an option is not less than the closing price on the Exchange on the last trading day preceding the grant date.  Options vest on the grant date.

A summary of the company’s options at 31 December 2003 and the changes for the year are as follows:

Number Outstanding 31 December 2002	Granted	Exercised	Cancelled	Expired	Number Outstanding 31 December 2003	Exercise Price Per Share	Expiry Date
73,750	-	-	-	(73,750)	-	$0.50	21 May 2003
-	100,000	-	-	-	100,000	$0.25	1 July 2004
-	100,000	-	-	-	100,000	$0.48	1 September 2004
182,500	-	-	(22,500)	-	160,000	$0.50	11 February 2005
389,500	-	(60,000)	(5,000)	-	324,500	$0.50	28 February 2005
20,000	-	-	-	-	20,000	$0.50	5 May 2005
1,000,000	-	-	(25,000)	-	975,000	$0.50	31 December 2007
-	1,300,000	-	-	-	1,300,000	$0.48	10 September 2008
1,665,750	1,500,000	(60,000)	(52,500)	(73,750)	2,979,500

Effective 1 January 2003, the company adopted the recommendations of CICA Handbook Section 3870, Stock-based compensation (Note 1h).  The new standard requires that stock-based awards made to employees and non-employees are to be measured and recognized using a fair value based method.

During the year, the company granted options to purchase up to 750,000 shares of the company’s stock to non-employees of the company at an exercise price of $0.25 to $0.48 per share, with an estimated total fair value of $208,200 on the grant date.  Since the options were granted under a graded vesting schedule, $120,927 of the fair value has been recorded in the company accounts during the year.  The offsetting entry is to share capital.

During the year, the company granted and/or amended options to purchase up to 750,000 shares of the company’s stock to directors and officers of the company at an exercise price of $0.48 per share, with an estimated total fair value of $250,000 on the grant date.  Since the options were granted under a graded vesting schedule, $140,423 of the total fair value has been recorded in the company accounts during the year.  The offsetting entry is to share capital.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	89.54%
Risk-free interest rate	3.70%
Expected life of options	4.5 years

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

7.

Share Capital - Continued

e)

Share Purchase Options - Continued

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the company’s stock options.

f)

Escrow Shares

During the year, 15,651 shares were released from escrow.  No further shares are held in escrow.

g)

Performance Shares

During the year, 872,897 performance shares were reserved for issue.  At the discretion of the Board, these shares may be issued to such arm’s length parties as the Board considers desirable to attract to the company.

8.

Income Taxes

The company has incurred certain mineral property related expenditures of approximately $2,470,000 in Canada which may be carried forward indefinitely and are available to offset future taxable income.

The company has non-capital losses for Canadian tax purposes of approximately $3,689,000 which are available to offset future taxable income.  These losses may be carried forward and expire as follows:

Amount
2004	$830,000
2005	830,000
2006	550,000
2009	480,000
2010	999,000
$3,689,000

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

8.

Income Taxes - Continued

The company has net operating loss carryovers for U.S. tax purposes of approximately U.S. $16,094,000 which are available to offset future taxable income.  These losses may be carried forward and expire as follows:

Amount (U.S. Funds)
2009	$89,000
2010	29,000
2011	4,000
2013	1,770,000
2014	8,334,000
2020	3,061,000
2021	2,807,000
$16,094,000

The potential future tax benefits of these expenditures and tax losses have not been recognized in these consolidated financial statements.

9.

Segmented Information

Details on a geographic basis as at 31 December 2003 are as follows:

	U.S.A.	Canada	Total
Assets	$5,996,781	$4,562,455	$10,559,236
Mineral property costs	$6,639,818	$274,199	$6,910,017
Loss for the year	$(6,200)	$(1,171,723)	$(1,177,923)

Details on a geographic basis as at 31 December 2002 are as follows:

	U.S.A.	Canada	Total
Assets	$5,844,629	$476,768	$6,321,397
Mineral property costs	$5,839,978	$247,199	$6,087,177
Loss for the year	$(1,348)	$(786,653)	$(788,001)

Details on a geographic basis as at 31 December 2001 are as follows:

	U.S.A.	Canada	Total
Assets	$4,930,020	$557,625	$5,487,645
Mineral property costs	$4,920,924	$348,835	$5,269,759
Loss for the year	$(3,969,541)	$(302,170)	$(4,271,711)

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

10.

Commitments

a)

By agreement dated 1 July 2001 and amended 8 November 2001, the company entered into a five-year lease for premises with a company controlled by a director and officer.  Minimum basic rent is as follows:

2004	$25,272
2005	12,636
$37,908

In addition to the basic rent, the company is responsible for its proportionate share of property taxes and operating costs.  Total basic rent paid during the current year was $25,272 (2002 - $25,272).

b)

During the year, the Company signed a two-year vehicle operating lease agreement.  The future lease obligations are as follows:

2004	$12,341
2005	1,028
$13,369

11.

Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP")

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada.  Except as set out below, these financial statements also comply, in all material aspects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities Exchange Commission.

a)

Under Canadian GAAP, the mineral properties are carried at cost and written off or written down if the properties are abandoned, sold or if management decides not to pursue the properties.  Under United States GAAP, the company would periodically review and obtain independent reports in determining adjustments to the mineral properties and record properties at net realizable value.  The company has not yet obtained an independent report for United States GAAP purposes, therefore, the company’s mineral property costs have been written off.

b)

Under United States GAAP, stock compensation expense is recorded, as shares held in escrow become eligible for release, at the market value of the shares at that time.  Under Canadian GAAP, no value is attributed to such shares released and no compensation expense is recorded.  The shares held in escrow were performance shares which were issued to certain directors who reorganized the company’s business affairs and raised financing sufficient to fund the company’s business plan.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

11.

Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP") - Continued

c)

Under United States GAAP, investments available for sale are recorded at market value.  The difference between the market value and the cost of the investment is recorded as a separate shareholder equity category named comprehensive income.  Once the investment is sold, the comprehensive income for that investment is cleared out to income.  Under Canadian GAAP, investments held for re-sale are recorded at the lower of cost or market.  There is no comprehensive income category in Canada.

d)

The impact of the above differences between Canadian and United States GAAP on loss for the period is as follows:

	Cumulative Amounts from 22 July 1985 to 31 December 2003	Year Ended 31 December 2003	Year Ended 31 December 2002	Year Ended 31 December 2001
Loss for the period as reported	$(18,486,217)	$(1,177,923)	$(788,001)	$(4,271,711)
Stock compensation expense	(244,404)	-	-	-
Write-off of mineral property costs	(6,910,017)	(822,840)	(817,418)	3,569,442
Foreign exchange adjustment	(22,377)	(22,377)	-	-
Loss for the period in accordance with United States GAAP	$(25,663,015)	$(2,023,140)	$(1,605,419)	$(702,269)

	Year Ended 31 December 2003	Year Ended 31 December 2002	Year Ended 31 December 2001
Primary loss per share for the year in accordance with United States GAAP	$(0.11)	$(0.14)	$(0.08)

e)

The impact of the above differences between Canadian and United States GAAP on the deficit, as reported, is as follows:

	Cumulative Amounts from 22 July 1985 to 31 December 2003	Year Ended 31 December 2003	Year Ended 31 December 2002	Year Ended 31 December 2001
Deficit - As reported	$(19,396,866)	$(19,396,866)	$(17,946,772)	$(17,110,831)
Stock compensation expense	(244,404)	(244,404)	(244,404)	(244,404)
Write-off of mineral property costs	(6,910,017)	(6,910,017)	(6,087,177)	(5,269,759)
Share issuance costs	910,649	910,649	638,478	590,538
Foreign exchange adjustment	(22,377)	(22,377)	-	-
Deficit in accordance with United States GAAP	$(25,663,015)	$(25,663,015)	$(23,639,875)	$(22,034,456)

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

11.

Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP") - Continued

f)

The impact of the above differences between Canadian and United States GAAP on the statement of changes in shareholders’ equity, as reported, is as follows:

	Common Shares
	Number	Amount	Deficit	Comprehensive Income	Total
Shareholders’ equity balance as reported at 31 December 2001	9,666,163	$22,316,071	$(17,110,831)	$-	$5,205,240
Stock compensation expense	-	244,404	(244,404)	-	-
Write-off of mineral property costs	-	-	(5,269,759)	-	(5,269,759)
Share issuance costs	-	(590,538)	590,538	-	-
Investments held for re-sale	-	-	-	191,806	191,806
Shareholders’ equity in accordance with United States GAAP at 31 December 2001	9,666,163	$21,969,937	$(22,034,456)	$191,806	$127,287
Shareholders’ equity balance as reported at 31 December 2002	14,367,079	$24,144,016	$(17,946,772)	$-	$6,197,244
Stock compensation expense	-	244,404	(244,404)	-	-
Write-off of mineral property costs	-	-	(6,087,177)	-	(6,087,177)
Share issuance costs	-	(638,478)	638,478	-	-
Investments held for re-sale	-	-	-	101,341	101,341
Shareholders’ equity in accordance with United States GAAP at 31 December 2002	14,367,079	$23,749,942	$(23,639,875)	$101,341	$211,408
Shareholders’ equity balance as reported at 31 December 2003	26,266,705	$29,834,104	$(19,396,866)	$-	$10,437,238
Stock compensation expense	-	244,404	(244,404)	-	-
Write-off of mineral property costs	-	-	(6,910,017)	-	(6,910,017)
Share issuance costs	-	(910,649)	910,649	-	-
Investments held for re-sale	-	-	-	288,129	288,129
Foreign exchange adjustment	-	-	(22,377)	22,377	-
Shareholders’ equity in accordance with United States GAAP at 31 December 2003	26,266,705	$29,167,859	$(25,663,015)	$310,506	$3,815,350

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

11.

Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP") - Continued

g)

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, “Business Combinations”.  SFAS No. 141 mandates the purchase method of accounting for all business combinations initiated after 30 June 2001.  In addition, SFAS No. 141 addresses the accounting for intangible assets and goodwill acquired in business combinations completed after June 30, 2001.  The Company adopted SFAS No. 141, as required, with no material impact on its financial statements.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which revises the accounting for purchased goodwill and other intangible assets.  Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results.  Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The Company adopted SFAS No. 142, as required, on  January 1, 2002, with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations".  SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement.  The Company adopted SFAS No. 143, as required, on  January 1, 2003, with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.  SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121.  Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required.  The Company adopted SFAS No. 144, as required, with no material impact on its financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”.  SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect.  As a result, the criteria in APB No. 30 will now be used to classify those gains and losses.  Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.  Finally, SFAS No. 145 also makes technical corrections to existing pronouncements.  While those corrections are not substantive in nature, in some instances, they may change accounting practice.  The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on May 15, 2002 for transactions occurring after such date with no material impact on its financial statements.  The Company adopted the remaining provisions of SFAS No. 145, as required, on January 1, 2003, with no material impact on its financial statements.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

11.

Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP") - Continued

g)   New Accounting Pronouncements - Continued

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”.  SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded.  SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time.  If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date.  If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date.  The liability shall be recognized rateably over the future service period.  SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms.  A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract.  SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred.  The Company adopted SFAS No. 146, as required, on January 1, 2003 with no material impact on its financial statements.

In November 2002, the FASB issued FASB interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”.  FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of certain guarantees.  FIN 45 also requires disclosure about certain guarantees that an entity has issued.  The disclosure requirements of FIN 45 were effective for fiscal years ending after December 15, 2002. The Company adopted the provisions of FIN 45, as required, on January 1, 2002 with no material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure".  SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.  The Company adopted SFAS No. 148, as required, on January 1, 2003 with no material impact on its financial statements.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

11.

Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP") - Continued

g)   New Accounting Pronouncements - Continued

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.”   FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003.  For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003.  The Company adopted the provisions of  FIN 46, as required, with no material impact on its financial statements

On April 30, 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities.".  SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group ("DIG") process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS 149, as required, on July 1, 2003, with no material impact on its financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  The Company adopted SFAS 150, as required, on July 1, 2003, with no material impact on its financial statements.

Freegold Ventures Limited (An Exploration Stage Company)
Notes to Consolidated Financial Statements
31 December 2003 and 2002
Canadian Funds

12.

Comparative Figures

Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

13.

Subsequent Event

Subsequent to year-end, the company entered into an option and joint venture agreement with Meridian Gold Company (“Meridian”) with regard to the Gold Summit Project (Note 4a).

Under the agreement, the Golden Summit Project has been divided into three project areas; Areas A, B and C.  Meridian may earn up to a 70 percent interest in Areas A and B, by financing and placing a project into commercial production.

To earn a 50% interest in Areas A and B, Meridian, at its own option must make payments, subscribe to the company’s shares and incur exploration expenditures as follows:

	Subscribe for Shares	Cash Payments U.S. Funds	Incur Exploration Expenditures U.S. Funds
Upon execution of the agreement (cash received subsequent to year-end)	* 143,000	$40,000	$-
On or before 31 December 2004	** 200,000	75,000	*** 650,000
On or before 31 December 2005	-	100,000	750,000
On or before 31 December 2006	-	175,000	1,500,000
On or before 31 December 2007	-	-	2,100,000
	343,000	$390,000	$5,000,000

* 143,000 units at $0.70 per unit consisting of one common share and one non-transferable share purchase warrant.  Each whole warrant entitles the holder to purchase one additional common share of the company at a purchase price of $1 expiring within 12 months.

** 200,000 units at $1 per unit consisting of one common share and one non-transferable share purchase warrant.  Each whole warrant entitles the holder to purchase one additional common share of the company at a purchase price of $1.30 expiring within 12 months.

*** The total 2004 exploration expenditure budget includes U.S.$650,000 plus U.S.$90,000 for airborne magnetic surveys for a total of U.S.$740,000.

Meridian also has the right of first refusal for Area C.

Once vested at 50%, Meridian can earn another 10% to increasing its interest to 60% by completing an independent bankable feasibility study.  If the feasibility study identifies reserves in excess of 500,000 ounces of gold, Meridian must pay U.S. $1.00 for every ounce identified.  To earn 70%, Meridian must arrange all financing and put the project into commercial production.

This agreement is subject to regulatory approval.

 FREEGOLD VENTURES LIMITED

DECEMBER 31, 2003

(IN CANADIAN DOLLARS)

SCHEDULE B

Section 1:

             Related Transactions - Current Fiscal Year To-Date:

See note 6 of financial statements for details.

Section 2:

A.

Securities Issued During Quarter Ended December 31, 2003.

Private Placement	6,199,564	$0.45	Nov. 2003
Options	60,000	$0.50	Dec. 2003
Warrants	128,339	$0.50	Dec. 2003
Flow thru Placement	1,190,476	$0.63	Dec. 2003
Finders Fee	174,690	$0.63	Dec. 2003

B.

Options Granted During Quarter Ended December 31, 2003.

See note 7(e) of financial statements for details.

Section 3:

A.

Authorized And Issued Share Capital As At December 31, 2003.

During the year ended December 2002, the company changed its name from International Freegold Mineral Development Inc. to Freegold Ventures Limited.  The company also consolidated its share capital on a one new share for four old shares basis.

Authorize share capital 100,000,000 common shares without par value.  A total of  26,266,705 shares have been issued for a total of $29,834,104.

B.

Outstanding Options As At December 31, 2003.

                See note 7(e) of financial statements for details.

FREEGOLD VENTURES LIMITED

DECEMBER 31, 2003

(IN CANADIAN DOLLARS)

SCHEDULE B

B.

Outstanding Warrants As At December 31, 2003.

See note 7(d) of financial statements for details

C.

Share In Escrow Or Subject To Pooling As At December 31, 2003.

Common Shares in Escrow

During the year, 15,651 shares were released from escrow.  No further shares are held in escrow.

Performance Shares

During the year, 872,897 performance shares were reserved for issue.  At the discretion of the Board, these shares may be issued to such arm’s length parties as the Board considers desirable to attract to the company.

D.

List Of Directors and Officers As At December 31, 2003.

Harry Barr – Director, Chairman and Chief Executive Officer

Colin Bird – Director and President

Bernard Barlin - Director

Hubert Marleau – Director

Hans von Michaelis – Director

Taryn Downing – Director and Corporate Secretary

Gord Steblin – Director and Chief Financial Officer